Exhibit 4.10


              ILLINOIS CENTRAL RAILROAD COMPANY
               455 North Cityfront Plaza Drive
                Chicago, Illinois 60611-5504


              COMMERCIAL PAPER DEALER AGREEMENT


                   November 19, 1993



LEHMAN COMMERCIAL PAPER, INC.
3 World Financial Center
New York, New York l0285

Dear Sirs:

          ILLINOIS CENTRAL RAILROAD COMPANY, a
Delaware corporation (the "Company") proposes to issue
Notes (as defined below) from time to time and, in connection therewith, agrees as follows with you ("Lehman"):

     1.  Definitions.

     (a)  "Issuing and Paying Agency Agreement"
shall mean the agreement, dated as of the date hereof, between the Company and BankAmerica
National Trust Company, providing
for the issuance and payment of the Notes; and "Issuing and Paying Agent" shall mean BankAmerica
National Trust Company in its capacity as issuing and paying agent under the Issuing and Paying
Agency Agreement.

     (b)  "Notes" shall mean promissory notes
issued by the Company from time to time in denominations of at least $100,000 and with maturities of 270 days or less in the form of (i) certificated notes substantially in the form of Exhibit A to the Issuing and Paying Agency
Agreement or (ii) book-entry obligations evidenced by a master note payable to The Depository Trust
Company or its nominee.

     (c)  "Offering Documents" shall mean the
Offering Memorandum, initially in the form of Exhibit A hereto, as the same may be revised from time to time with the agreement of the Company and Lehman, and any other materials which the Company may deliver to Lehman with written instructions to furnish the same to offerees of the Notes.

     2.  Issuance and Sale of Notes.

     (a) While (i) the Company has and shall have no obligation to sell Notes to Lehman or to permit
Lehman to arrange any sale of Notes for the account of the Company and (ii) Lehman has and shall have no obligation to purchase Notes from the Company or to arrange any sale of Notes for the account of the Company, the parties hereto agree that any Notes which Lehman purchases or the sale of which Lehman arranges will be purchased or sold by Lehman in reliance on the representations, warranties, covenants and agreements of the Company contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.
Lehman will offer and sell Notes only to institutional investors and other entities and individuals who normally purchase short-term commercial paper in the United States commercial paper market. The Notes will not be advertised or otherwise offered for sale, or sold, to the general public by Lehman.

     (b) If the Company and Lehman shall agree on the terms of the purchase of any Note by Lehman
(including agreement with respect to the date of issue, principal amount, purchase price, maturity and interest or discount), the Company shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency
Agreement.

     (c) Lehman shall cause the purchase price of Notes purchased by it as principal to be remitted to the Issuing and Paying Agency Agent in immediately available funds on the same day such Notes are issued provided that in the case of certificated Notes, such Notes shall have been duly delivered to Lehman in accordance with Lehman's instructions.

     3.  Representations and Warranties of the
         Company. The Company represents and
         warrants that:

     (a) The Notes have been duly authorized and, when issued and delivered as provided in the Issuing and Paying Agency Agreement and paid for, will be duly and validly issued and delivered and will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b)  The Company is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

     (c)  This Agreement and the Issuing and Paying
Agency Agreement have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity
(regardless of whether enforcement is sought in a proceeding in equity or at law).

     (d) There are no consents, authorizations or approvals of, or filings with, any Federal or state government authority required in connection with the issuance or sale by the Company of the Notes which have not been obtained or made, except as may be required by state securities laws.

     (e)  The execution, delivery and performance
by the Company of this Agreement, the Notes and the Issuing and Paying Agency Agreement will not result in a breach or violation of, conflict with, or constitute a default under the charter or by-laws of the Company, any agreement or instrument binding on the Company that is material to the Company and its subsidiaries (taken as a whole) or as to which such a breach, violation, conflict or default would materially adversely affect the holders of the Notes or any law, regulation, order or judgment to which the Company is a party or by which the Company or any material part of its property is bound.

     (f)  There is no litigation or governmental
proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any of its subsidiaries as to which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, assets or financial condition of the Company or the ability of the Company to perform its obligations under this Agreement or the Notes.

     (g)  The Company is not an "investment
company" within the meaning of the Investment
Company Act of l940, as amended.

     (h) Each delivery of Notes to Lehman shall be deemed a representation and warranty by the Company, as of the date thereof, that (i) the Notes issued on such date have been duly authorized, issued and delivered and, upon payment therefor, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (ii) the representations and warranties of the Company set forth in paragraphs (b) through (g) of this Section
3 are true and correct as if made on such date and
(iii) the Company has complied at all times with the provisions of Sections 4(a) and 4(b) hereof.


     4.  Covenants and Agreements of the Company.
         The Company covenants and agrees that:
     (a) The Company will use the proceeds of thesale of the Notes for "current transactions" within the meaning of Section 3(a)(3) of the Securities Act of l933.

     (b)  The Company will not permit to become
effective any amendment to or modification of the Issuing and Paying Agency Agreement which might adversely affect the interests of the holder of any Notes then outstanding. The Company will give
Lehman notice of any proposed amendment to or modification of the Issuing and Paying Agency
Agreement at least 10 days prior to the effective date thereof (or such shorter time as Lehman may agree).

     (c) The Company will not sell Notes to Lehman hereunder until Lehman shall have received (i) an opinion from Ronald Lane, Vice President and
General Counsel of the Company, as to the matters set forth in paragraphs (a) through (g) of Section
3 hereof and (ii) an opinion from Davis Polk &
Wardwell, specal counsel to the Company, as to the exemption of the Notes from the registration requirements of the Securities Act of l933 by virtue of Section 3(a)(3) thereof.

     5.  Indemnification.
     The Company will indemnify and hold harmless
Lehman against any loss, claim, damages, liability or expense (including reasonable costs of investigation and defense) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents (except to the extent the same relates to Lehman or its activities hereunder), or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent the same relates to Lehman or its activities hereunder). The obligations of the Company to Lehman under this Section 5 shall survive the termination of this Agreement.

     6.  General.
     (a) All notices required under the terms and provisions hereof shall be in writing, given in person, by mail (postage prepaid), or by telex or telecopier, and any such notice shall be effective when received at the address specified for the intended recipient at the head of this Agreement
(or at such other address as such recipient may designate from time to time by notice to the other party).

     (b)  The Company will promptly pay, or
reimburse Lehman on demand for, all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel to Lehman) incurred by Lehman in connection with the preparation and negotiation of this Agreement.

     (c)  This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.

     (d) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by each of the parties hereto.

     (e)  This Agrement may be terminated at any
time by the Company or Lehman upon the giving of written notice of such termination to the other party hereto, but without prejudice to any rights, obligations or liabilities of either party hereto accrued or incurred prior to such termination.

        If you agree with the foregoing, please
indicate your acceptance below, whereupon this letter shall become a binding agreement between Lehman and the Company as of the day and year first above written.

Very truly yours,

ILLINOIS CENTRAL RAILROAD COMPANY

By

Accepted and agreed:

LEHMAN COMMERCIAL PAPER, INC.

By